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[TRACOR LETTERHEAD]

June 4, 1996

Dear Tracor Shareholder:

As you know from your proxy statement dated May 10, 1996, Tracor's acquisition of Westmark Systems, Inc. is subject to approval by the shareholders of both companies at separate shareholder meetings to be held on June 13, 1996. Upon approval, Tracor will exchange approximately 8.3 million shares of common stock for Westmark's assets, which primarily consist of Tracor stock and warrants, as well as certain real estate holdings. As previously announced, the purchase agreement provides for an orderly distribution of the Tracor shares through underwritten secondary offerings of a maximum of one-half of the shares during the first two years after the closing.

Following the acquisition, Tracor intends to begin an offering of up to 4 million shares of the Tracor stock distributed to Westmark shareholders, as well as approximately 2 million primary shares. Tracor has concluded that if the current market conditions remain favorable, it will be in the best interests of the company and its shareholders for the company to include these primary shares in the offering. The actual number of shares to be offered will be determined at a date immediately preceding the offering, after consultation with the company's underwriters. The proceeds from the primary shares will be used to reduce long-term debt and for general corporate purposes, including appropriate acquisitions.

Thank you for your continuing support. If you have any questions, please telephone 512/929-2271 or 1-800-519-TTRR.

Very truly yours,

/s/ JAMES B. SKAGGS

James B. Skaggs
Chairman and President

This letter is not an offer to sell the securities described above. Such offering will be made only by means of a prospectus in accordance with the federal securities laws.